Exhibit 99

GAMCO Reports Record Third Quarter Earnings of $0.64 vs. $0.43 Per Fully Diluted Share; Higher Investment Income Boosts Results by $0.19 Per Share

    RYE, N.Y.--(BUSINESS WIRE)--Oct. 21, 2005--GAMCO Investors, Inc. (NYSE: GBL) reported revenues of $66.2 million for the third quarter ended September 30, 2005, up 15.7% from the $57.2 million generated in the prior year's quarter. Operating income increased 2.9% to $22.6 million from the $22.0 million reported in last year's third quarter. Net income for the quarter was $19.4 million, or $0.64 per fully diluted share, versus $13.0 million, or $0.43 per fully diluted share in the prior year's quarter. The 2005 quarter was boosted by a $10.2 million swing in net investment income. In the short-run, our results remain sensitive to changes in equity markets.
    For the nine months ended September 30, 2005, revenues were $187.6 million, an increase of 3.7% from the prior year's comparable period revenues of $181.0 million. Operating income was $62.4 million, down 12.9% from $71.7 million in the first nine months of 2004. In 2005, operating income was impacted by one-time charges totaling $4.4 million or $0.08 per fully diluted share related to costs incurred for a new closed-end fund launch, a charge recorded for the impairment of goodwill, and compensation costs related to the acceleration of the vesting of stock options. Net income for the first nine months of 2005 was $45.1 million, or $1.48 per fully diluted share, versus $43.0 million, or $1.41 per fully diluted share, in the comparable 2004 period.
    Assets under management (AUM) were $27.6 billion on September 30, 2005, unchanged from June 30, 2005 AUM of $27.6 billion, and 1.4% ahead of the $27.2 billion in AUM on September 30, 2004.

    Financial Highlights

    -- Assets Under Management (AUM) - Our equity mutual funds had a record $12.8 billion in AUM on September 30, 2005, 2.6% ahead of the $12.5 billion on June 30, 2005 and 13.8% ahead of the $11.3 billion on September 30, 2004. GAMCO Asset Management Inc., our institutional and high net worth business, had AUM of $13.1 billion in separately managed equity accounts on September 30, 2005, slightly below the $13.2 billion recorded on June 30, 2005 and September 30, 2004. Fixed income AUM, primarily money market mutual funds, totaled $954 million on September 30, 2005, down 14.9% from the June 30, 2005 assets of $1.1 billion and 48.9% lower than assets of $1.9 billion on September 30, 2004. AUM in our investment partnerships declined to $745 million versus $831 million on June 30, 2005 and $934 million on September 30, 2004.

    -- Revenues - Investment advisory fees totaled $57.5 million during the third quarter of 2005, an increase of $7.9 million or 15.8% from the third quarter of 2004. The higher revenues during the quarter were driven primarily by our closed-end funds as revenues jumped 67.3% to $12.8 million from $7.6 million in the prior year's quarter. This increase was principally due to management fees of $2.9 million recorded for preferred shares in the third quarter 2005 covering the first nine of months of 2005 versus a reversal of $200,000 in revenue from preferred shares in the prior year's quarter. In addition, we recorded approximately $0.9 million of revenues from the inclusion of The Gabelli Global Gold, Natural Resources & Income Trust (AMEX: GGN), our new closed-end fund, which started on March 29, 2005. Unlike most money management firms, we do not earn a management fee on closed-end preferred shares (approximately $875 million in total assets) unless the total return to common shareholders of the closed-end fund at year-end exceeds the dividend rate of the preferred shares. As a result, management fees accrued for preferred shares are affected by current weak market conditions and may be subject to reversal in the fourth quarter.

    Revenues from our other investment advisory businesses also included the following for the third quarter of 2005:

    -- incentive fees from investment partnerships increased by $2.9 million from the prior year as the 2004 quarter included a clawback in incentive fees that reduced revenues;
    -- revenues of $20.4 million from open-end mutual funds were 3.9% higher than the $19.6 million recorded in the 2004 quarter; and
    -- revenues from our institutional and high net worth separate accounts declined by 2.3% to $19.9 million, down from $20.4 million in the 2004 quarter.

    For the first nine months of 2005, investment advisory fees were $163.8 million, up 5.8% from the $154.9 million recorded in the prior year period. Revenues from our closed-end funds increased 29.9% to $30.7 million in the first nine months of 2005 up from $23.6 million in the prior year's period. The increase in revenues from closed-end funds for the first nine months of 2005 resulted principally from an increase in management fees accrued on preferred shares, revenues from GGN, our new closed-end fund, and the inclusion of The Gabelli Global Utility and Income Trust (AMEX: GLU), which launched at the end of May 2004, for the entire 2005 period.

    For the first nine months of 2005, our investment advisory revenues also included the following:

    -- investment partnership revenues rose $4.3 million versus the comparable prior year period as an increase in incentive fees was only slightly offset by a decrease in management fees;
    -- revenues of $60.0 million from open-end mutual funds were 2.2% lower than the $61.3 million recorded in the 2004 period; and
    -- revenues from our institutional and high net worth separate accounts business declined 1.8% to $62.3 million, down from the $63.5 million reported during the first nine months of 2004.

    Commission revenues from our institutional research affiliate, Gabelli & Company, Inc., increased 10.0% in the third quarter 2005 to $3.3 million, but declined 26.6% to $8.3 million for the first nine months of 2005, versus $3.0 million and $11.3 million in the prior year's periods, respectively. Mutual fund distribution fees of $5.4 million in the third quarter of 2005 were 18.3% higher than the $4.6 million recorded in the 2004 quarter, and were $15.5 million in the first nine months of 2005, 5.0% higher than the $14.7 million recorded in the 2004 period. The increase in fees is principally from higher average assets under management in open-end equity mutual funds in the 2005 periods compared to the prior year.
    In anticipation of results for the fourth quarter 2005, we note that we recorded revenue of approximately $9.3 million in the fourth quarter 2004 from management fees on closed-end fund preferred shares and fulcrum fees earned on certain institutional separate accounts. These revenues are dependent on the equity markets and may not recur in the fourth quarter 2005.

    -- Operating Margin - Variable compensation costs were 31.7% of revenues for the third quarter 2005 compared to 29.1% in 2004 quarter, and 31.3% versus 28.7% for the nine-month period. These increases are principally the result of a shift in revenue mix within our mutual fund and investment partnership businesses, as higher variable compensation costs were driven by an increase in revenues from management fees of closed-end preferred shares and investment partnership incentive fees in the 2005 periods as compared to 2004.

    Selling, general and administrative expenses increased 22.2% to $12.5 million in the third quarter 2005 from $10.2 million in the prior year's quarter, and 29.9% to $39.1 million for the first nine months of 2005 from $30.1 million in the prior year's period. For the third quarter, this was principally the result of an increase in accounting and legal costs of approximately $0.8 million related to Sarbanes-Oxley compliance as well as other regulatory and corporate governance dynamics, higher total compensation costs of approximately $0.5 million and approximately $0.3 million related to the elimination of the use of soft dollars within our mutual fund business.
    For the nine month period, the increase in selling, general and administrative expenses included higher total compensation costs of approximately $2.5 million, which included a one-time charge of $1.8 million relating to the accelerated vesting of stock options, a one-time charge of $1.1 million recorded for the impairment of goodwill related to our fixed income business and one-time launch costs of $1.5 million for our new closed-end fund, The Gabelli Global Gold, Natural Resources & Income Trust (AMEX: GGN). In addition, a rise in accounting and legal costs of approximately $1.9 million and higher costs related to the elimination of the use of soft dollars within our mutual fund business of approximately $0.8 million contributed to the increase.
    The effective tax rate for both the third quarter and first nine months of 2005 was adjusted to 37.5% versus 36.4% in the comparable 2004 periods to reflect our estimate of the current year-end tax liability.

    -- Investment Income/Expense - For the third quarter 2005, there was a $10.2 million positive swing in other income from the 2004 quarter. The net return from our corporate investment portfolio improved to $12.2 million in the 2005 third quarter from $2.6 million in the prior year's quarter. For the first nine months of 2005, investment income totaled $20.8 million versus $8.5 million in the comparable 2004 period. Our improved returns for 2005 included gains related to our $100,000 venture capital investment in optionsXpress (NASDAQ:
        OXPS) made in 2001 through our 92% owned subsidiary, Gabelli Securities, Inc. OXPS completed its initial public offering during the first quarter 2005. We recorded a total gain of $2.7 million on OXPS during the third quarter of 2005, bringing gains to $4.8 million for the first nine months of 2005. In addition, we had previously recorded a gain of approximately $900,000 related to this investment in the fourth quarter of 2003. The gains related to OXPS in 2005 have been partially offset by a previously recorded $3.3 million loss for the write down to fair value of certain securities held as available for sale.

    Higher short-term interest rates lifted interest income for both the third quarter 2005 and first nine months of 2005. Interest expense fell to $3.3 million and $10.5 million in the third quarter and first nine months of 2005 compared to $4.0 million and $12.1 million in the prior year's periods, respectively. This decrease is principally due to the April 1, 2005 repurchase of $50 million of the $100 million 5% convertible note.
    Management fee was $3.5 million for the third quarter of 2005 versus $2.3 million for the comparable 2004 period and $8.1 million for the first nine months of 2005 versus the $7.6 million in the first nine months of 2004.

    Growth Initiatives and Other Highlights

    -- Re-Branding - As part of our initiative to accelerate growth, our corporate name change to GAMCO Investors, Inc. became effective August 29, 2005. Since the firm was founded in 1977, GAMCO has been the name of our asset management business, representing our institutional and high net worth effort. We believe changing our corporate name to GAMCO helps us achieve our vision for assets entrusted to us, that is, to earn a superior return for our clients by providing various value-added (alpha) products. GAMCO is a more inclusive parent company name, and more appropriately represents the various investment strategies and asset management brands contributing to the continued growth of our company. The Gabelli brand will continue to represent our absolute return, research driven Value style that focuses on our unique Private Market Value with a Catalyst (TM) investment approach. Our class A common stock will continue to trade on the New York Stock Exchange under the ticker symbol "GBL".

    -- During July and August, following a tradition of underwriting value investor oriented symposiums, the firm sponsored a series of lectures in Milan and London with Bruce C.N. Greenwald, the Robert Heilbrunn Professor of Finance and Asset Management at Columbia University Graduate School of Business and the academic Director of the Heilbrunn Center for Graham & Dodd Investing (DVDs and podcasts are available).

    -- We have strengthened our investment team through the addition of eleven sell-side research analysts and two portfolio managers. Gabelli & Company, Inc., our institutional research affiliate, now has twenty-five sell-side analysts covering companies and sectors on a global basis.

    -- Gabelli & Company hosted its eleventh Annual Aircraft Supplier Conference in September. Portfolio managers and securities analysts met with the senior managements of public companies in the aerospace and defense industries as they presented updates on their industry, competition, and new strategies for creating value. It was a terrific opportunity for Gabelli & Company's institutional clients to gain insight into the strong recovery our research points to in the commercial aircraft market.

    -- Earl V. Gould, CFA, joined the firm as portfolio manager of the GAMA Select Energy+ Fund, a long/short private partnership focused on the energy sector. Mr. Gould's investment career spans over forty years, starting as a trader at European American Bank following his graduation from University of Alberta in 1964. He served as an investment analyst and portfolio manager for institutions, most recently with Atlantic Richfield before joining GAMCO. Born and raised in Denmark, Mr. Gould has an MA in Economics from City College in New York.

    -- We remain over-capitalized. Our challenge is to convert our liquidity to growing operating income. Until we can achieve this, we will enhance shareholder value through stock buybacks and dividend increases. In line with this, GAMCO Investors, Inc. commenced a tender offer to purchase all outstanding stock options to purchase shares of class A common stock of the Company in August. The offer expired on October 4th. After completing the tender offer, approximately 214,000 stock options remain outstanding.

    -- During September, The Gabelli Equity Trust Inc. (the "Equity Trust") (NYSE:GAB) completed the acquisition of substantially all of the assets of Sterling Capital Corporation ("Sterling Capital") in a tax-free exchange for shares of the Equity Trust's common stock. The Equity Trust, a non-diversified, closed-end investment company with $1.7 billion in total assets whose primary objective is long-term growth of capital and whose secondary objective is income, is managed by Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc.

    -- The Equity Trust also finalized the terms of its Rights Offering during September. Pursuant to the Offer, the Equity Trust has distributed to shareholders of record one transferable right for each share of its common stock held on the September 21, 2005 record date. Seven rights enable a shareholder to purchase one additional share of common stock at a price of $7.00 per share. If fully subscribed, the fund will raise in excess of $140 million. The Rights Offering expires on October 26, 2005.

    Financial Highlights - Raises Quarterly Dividend 50%

    Balance Sheet Strong

    We ended the quarter with roughly $695 million in cash and investments in securities. This includes approximately $82 million, at market value, in shares of The Gabelli Dividend & Income Trust, The Gabelli Global Utility & Income Trust, various Gabelli open-end mutual funds as well as other investments classified as available for sale securities. Our debt of $232.3 million consists of a $50 million 5% convertible note, $100 million of 5.5% senior notes, and $82.3 million of 5.22% senior notes issued in connection with our mandatory convertible securities. Expressed another way, we had $15.51 per share of net cash and investments in securities on September 30, 2005 compared with $14.18 per share on September 30, 2004 and $12.54 per share on December 31, 2004. The increase in net cash per share from the end of 2004 is attributable in part to the February 2005 settlement of the purchase contracts issued in connection with our mandatory convertible securities.
    Our liquid balance sheet coupled with investment grade borrowing power provides us the flexibility to opportunistically add to our business, repurchase our stock and consider other strategic initiatives.
    Stockholders' equity was $432.4 million or $14.48 per share on September 30, 2005 compared with $396.1 million or $13.40 per share on September 30, 2004 and $334.9 million or $11.61 per share on December 31, 2004.

    Shareholder Compensation

    --  Dividends: Quarterly Rate increased 50%

    Our Board of Directors increased our regular quarterly dividend 50% to $0.03 per share beginning with the fourth quarter 2005 dividend. During the first nine months of 2005, we have paid total dividends of $0.66 per share to all shareholders, including a special dividend of $0.60 per share on January 18, 2005. This follows the $1.16 per share in dividends paid during 2004, including special dividends of $0.10 per share in the second quarter 2004 and $1.00 per share in the fourth quarter 2004.

    --  Stock Buyback

    Shares outstanding on September 30, 2005 were 29,861,817, approximately 0.3% lower than June 30, 2005 outstanding shares of 29,949,142, and approximately 1.0% above the 29,557,853 shares outstanding on September 30, 2004. Fully diluted shares outstanding for the third quarter of 2005 were 31,079,413 approximately 0.4% lower than second quarter 2005 fully diluted shares of 31,211,347 and approximately 2.3% lower than our fully diluted shares of 31,820,157 for the third quarter 2004.
    Our stock buyback program was initiated in March 1999. Since that time, 3,307,826 class A common shares have been repurchased through September 30, 2005 at an average investment of $37.33 per share. During 2005, we have repurchased 534,200 shares at an average investment of $42.25, including 106,600 at an average investment of $44.93 during the third quarter 2005 During August 2005, our Board of Directors authorized an additional 500,000 shares to be repurchased under the current stock repurchase program. At the end of September, the shares currently available to be repurchased under the program was approximately 910,000 shares.

    Fourth Quarter Earnings Outlook

    Since over 95% of our AUM are equities, our interim financial results are equity-market sensitive. In this context, we point out that the robust market conditions that unfolded in last year's fourth quarter added approximately $0.10 per fully diluted share to our income from management fees earned on preferred shares issued by our closed-end funds and fulcrum fees from institutional accounts. These revenues from our money management services and investment income are sensitive to stock market dynamics. We also note that management fees on preferred shares of closed-end funds accrued in the third quarter 2005 may have to be partially or totally reversed in the fourth quarter if the stock market declines from third quarter levels. Should this occur, we will report a larger negative swing in our operating results for the fourth quarter 2005, than would otherwise be the case.



NOTES ON NON-GAAP FINANCIAL MEASURES
A.     Cash and investments as adjusted have been computed as follows:
       (in millions)

                                            12/31/04  9/30/04  9/30/05
                                           --------- -------- --------
Cash and cash equivalents                    $257.1   $337.8   $205.1
Investments (marketable securities)           305.9    267.9    399.6
                                           --------- -------- --------
Total cash and investments (marketable
 securities)                                  563.0    605.7    604.7
Net amounts receivable/(payable) to
 brokers                                        5.2     22.6      8.6
                                           --------- -------- --------
Adjusted cash and investments (marketable
 securities)                                  568.2    628.3    613.3
Investments (available for sale)               75.8     73.1     82.0
                                           --------- -------- --------
Total adjusted cash and investments          $644.0   $701.4   $695.3
                                           ========= ======== ========

    We believe adjusted cash and investments is a more useful measure of the company's liquidity for analytical purposes.

    Net amounts receivable/(payable) from/to brokers reflects cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period end.

B. Operating income before management fee expense is used by management for purposes of evaluating its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income and includes non-operating items including investment gains and losses from the company's proprietary investment portfolio and interest expense. The reconciliation of operating income before management fee to operating income is provided in Table IV.



    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.



    Assets Under Management

    The company reported assets under management as follows:

Table I:
                                           Assets Under Management
                                                (in millions)
                                        ------------------------------

                                          September 30
                                          ------------         %
                                           2004     2005   Inc. (Dec.)
                                         -------  ------- ------------
Mutual Funds:
   Equities
      Open end                          $ 7,534  $ 7,959       5.6%
      Closed-end                          3,727    4,851      30.2
   Fixed Income                           1,524      796     (47.8)
                                         -------  -------
Total Mutual Funds                       12,785   13,606       6.4
                                         -------  -------
Institutional & High Net Worth Separate
 Accounts:
   Equities                              13,185   13,129      (0.4)
   Fixed Income                             344      158     (54.1)
                                         -------  -------
Total Institutional & High Net Worth
 Separate Accounts                       13,529   13,287      (1.8)
                                         -------  -------
Investment Partnerships                     934      745     (20.2)
                                         -------  -------
Total Assets Under Management           $27,248  $27,638       1.4
                                         =======  =======





Table II:      Fund Flows - 3rd Quarter 2005 (in millions)

                                                 Market
                           June      Net      Appreciation/  September
                         30, 2005 Cash Flows  (Depreciation)  30, 2005
                         -------- ---------- --------------- ---------
Mutual Funds:
    Equities             $12,482     ($ 212)           $540   $12,810
    Fixed Income             852        (62)              6       796
                          ------- ----------            ----   -------
Total Mutual Funds        13,334       (274)            546    13,606
                          ------- ----------            ----   -------
Institutional & HNW
 Separate Accounts
    Equities              13,189       (340)            280    13,129
    Fixed Income             269       (113)              2       158
                          ------- ----------            ----   -------
Total Institutional &
 HNW Separate Accounts    13,458       (453)            282    13,287
                          ------- ----------            ----   -------

Investment Partnerships      831       (103)             17       745
                          ------- ----------            ----   -------
Total Assets Under
 Management              $27,623     ($ 830)           $845   $27,638
                          ======= ==========            ====   =======




                Assets Under Management (in millions)
              ------------------------------------------
Table III:
                                     9/04    12/04     3/05      6/05
                                   -------  -------  -------   -------
Mutual Funds
   Open end                       $ 7,534  $ 8,029  $ 7,808   $ 7,798
   Closed-end                       3,727    4,342    4,602     4,684
   Fixed income                     1,524    1,499    1,154       852
                                   -------  -------  -------   -------
Total Mutual Funds                 12,785   13,870   13,564    13,334
                                   -------  -------  -------   -------
Institutional & HNW Separate
 Accounts:
   Equities                        13,185   13,587   13,364    13,189
   Fixed Income                       344      388      266       269
                                   -------  -------  -------   -------
Total Institutional & HNW
 Separate Accounts                 13,529   13,975   13,630    13,458
                                   -------  -------  -------   -------

Investment Partnerships               934      814      854       831
                                   -------  -------  -------   -------
Total Assets Under Management     $27,248  $28,659  $28,048   $27,623
                                   =======  =======  =======   =======


                Assets Under Management (in millions)
              ------------------------------------------
Table III:                                               % Increase/
                                                         (decrease)
                                               9/05     6/05    9/04
                                             --------- -------- ------
Mutual Funds
   Open end                                 $   7,959      2.1%   5.6
   Closed-end                                   4,851      3.6   30.2
   Fixed income                                   796     (6.6) (47.8)
                                             ---------
Total Mutual Funds                             13,606      2.0    6.4
                                             ---------
Institutional & HNW Separate Accounts:
   Equities                                    13,129     (0.5)  (0.4)
   Fixed Income                                   158    (41.3) (54.1)
                                             ---------
Total Institutional & HNW Separate Accounts    13,287     (1.3)  (1.8)
                                             ---------

Investment Partnerships                           745    (10.3) (20.2)
                                             ---------
Total Assets Under Management               $  27,638      0.1    1.4
                                             =========




Table IV

                         GAMCO INVESTORS, INC.
         UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)


                For the Three Months Ended  For the Nine Months Ended
                      September 30,               September 30,
                -------------------------- ---------------------------
                                    %Inc.                       %Inc.
                  2004     2005    (Dec.)    2004      2005    (Dec.)
                --------- -------- ------- --------- --------- -------

Revenues        $ 57,237  $66,234    15.7% $180,980  $187,606     3.7%
Expenses          33,002   40,141    21.6   101,760   117,151    15.1
                --------- --------         --------- ---------

Operating
 income before
 management fee   24,235   26,093     7.7    79,220    70,455   (11.1)

Investment
 income            2,620   12,153   363.9     8,459    20,764   145.5
Interest
 expense          (4,014)  (3,298)  (17.8)  (12,095)  (10,502)  (13.2)
                --------- --------         --------- ---------
Other income
 (expense), net   (1,394)   8,855   735.2    (3,636)   10,262   382.2
                --------- --------         --------- ---------

Income before
 management
 fee, income
 taxes and
 minority
 interest         22,841   34,948    53.0    75,584    80,717     6.8
   Management
    fee            2,284    3,495             7,558     8,072
                --------- --------         --------- ---------
Income before
 income taxes
 and minority
 interest         20,557   31,453            68,026    72,645
   Income taxes    7,483   11,795            24,768    27,242
   Minority
    interest          43      210               238       318
                --------- --------         --------- ---------
Net income      $ 13,031  $19,448    49.2  $ 43,020  $ 45,085     4.8
                ========= ========         ========= =========

Net income per
 share:
Basic           $   0.44  $  0.65    47.7  $   1.44  $   1.51     4.9
                ========= ========         ========= =========

Diluted         $   0.43  $  0.64    48.8  $   1.41  $   1.48     5.0
                ========= ========         ========= =========

Weighted
 average shares
 outstanding:
 Basic            29,707   29,935     0.8    29,886    29,859    (0.1)
                ========= ========         ========= =========

 Diluted          31,820   31,079    (2.3)   32,011    31,323    (2.1)
                ========= ========         ========= =========

Reconciliation
 of Non-GAAP
 Financial
 Measures
  to GAAP:
Operating
 income before
 management fee $ 24,235  $26,093     7.7  $ 79,220  $ 70,455   (11.1)
Deduct:
 management fee    2,284    3,495             7,558     8,072
                --------- --------         --------- ---------
Operating
 income         $ 21,951  $22,598     2.9  $ 71,662  $ 62,383   (12.9)
                --------- --------         --------- ---------
Operating
 margin before
 management fee     42.3%   39.4 %             43.8%    37.6 %
                --------- --------         --------- ---------
Operating
 margin after
 management fee     38.4%   34.1 %             39.6%    33.3 %
                --------- --------         --------- ---------






Table V

                         GAMCO INVESTORS, INC.
    UNAUDITED QUARTERLY CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)

                                             2004
                         ---------------------------------------------
                           1st      2nd      3rd      4th
                         Quarter  Quarter  Quarter  Quarter    Total
                         -------- -------- -------- -------- ---------
Income Statement Data:

Revenues                 $63,539  $60,204  $57,237  $74,183  $255,163

Expenses                  35,426   33,332   33,002   43,318   145,078
                          -------  -------  -------  -------  --------

Operating income before
 management fee           28,113   26,872   24,235   30,865   110,085


Investment income          4,290    1,549    2,620    7,649    16,108
Interest expense          (4,046)  (4,035)  (4,014)  (3,932)  (16,027)
                          -------  -------  -------  -------  --------
Other income (expense),
 net                         244   (2,486)  (1,394)   3,717        81
                          -------  -------  -------  -------  --------

Income before management
 fee, income taxes and
 minority interest        28,357   24,386   22,841   34,582   110,166

Management fee             2,836    2,438    2,284    3,459    11,017
                          -------  -------  -------  -------  --------

Income before income
 taxes and minority
 interest                 25,521   21,948   20,557   31,123    99,149

Income taxes               9,296    7,989    7,483   11,329    36,097
Minority interest            154       41       43      255       493
                          -------  -------  -------  -------  --------

Net income               $16,071  $13,918  $13,031  $19,539  $ 62,559
                          =======  =======  =======  =======  ========

Net income per share:
    Basic                $  0.53  $  0.47  $  0.44  $  0.67  $   2.11
                          =======  =======  =======  =======  ========

    Diluted              $  0.52  $  0.46  $  0.43  $  0.65  $   2.06
                          =======  =======  =======  =======  ========

Weighted average shares outstanding:
    Basic                 30,064   29,890   29,707   29,037    29,673
                          =======  =======  =======  =======  ========

    Diluted               32,202   32,010   31,820   31,179    31,804
                          =======  =======  =======  =======  ========

Reconciliation of Non-GAAP
  Financial Measures to GAAP:
Operating income before
 management fee          $28,113  $26,872  $24,235  $30,865  $110,085
Deduct: management fee     2,836    2,438    2,284    3,459    11,017
                          -------  -------  -------  -------  --------
Operating income         $25,277  $24,434  $21,951  $27,406  $ 99,068
                          -------  -------  -------  -------  --------
Operating margin before
 management fee             44.2%    44.6%    42.3%    41.6%     43.1%
                          -------  -------  -------  -------  --------
Operating margin after
 Management fee             39.8%    40.6%    38.4%    36.9%     38.8%
                          -------  -------  -------  -------  --------


                                               2005
                            ------------------------------------------
                              1st      2nd      3rd
                            Quarter  Quarter  Quarter       Total
                            -------- -------- -------- ---------------
Income Statement
 Data:

Revenues                    $61,531  $59,841  $66,234       $187,606

Expenses                     39,122   37,888   40,141        117,151
                            -------- -------- -------- ---------------

Operating income
 before management
 fee                         22,409   21,953   26,093         70,455


Investment income             4,067    4,544   12,153         20,764
Interest expense             (3,929)  (3,275)  (3,298)       (10,502)
                            -------- -------- -------- ---------------
Other income
 (expense), net                 138    1,269    8,855         10,262
                            -------- -------- -------- ---------------

Income before
 management fee,
 income taxes and
 minority interest           22,547   23,222   34,948         80,717

Management fee                2,255    2,322    3,495          8,072
                            -------- -------- -------- ---------------

Income before income
 taxes and minority
 interest                    20,292   20,900   31,453         72,645

Income taxes                  7,609    7,838   11,795         27,242
Minority interest                 1      107      210            318
                            -------- -------- -------- ---------------

Net income                  $12,682  $12,955  $19,448        $45,085
                            ======== ======== ======== ===============

Net income per share:
    Basic                     $0.43    $0.43    $0.65          $1.51
                            ======== ======== ======== ===============

    Diluted                   $0.42    $0.43    $0.64          $1.48
                            ======== ======== ======== ===============

Weighted average shares outstanding:
    Basic                    29,560   30,079   29,935         29,859
                            ======== ======== ======== ===============

    Diluted                  31,684   31,211   31,079         31,323
                            ======== ======== ======== ===============

Reconciliation of Non- GAAP
 Financial Measures to GAAP:
Operating income before
management fee              $22,409  $21,953  $26,093        $70,455
Deduct: management fee        2,255    2,322    3,495          8,072
                            -------- -------- -------- ---------------
Operating income            $20,154  $19,631  $22,598        $62,383
                            -------- -------- -------- ---------------
Operating margin before
 management fee                36.4%    36.7%    39.4%          37.6%
                            -------- -------- -------- ---------------
Operating margin after
 Management fee                32.8%    32.8%    34.1%          33.3%
                            -------- -------- -------- ---------------




Table VI

                         GAMCO INVESTORS, INC.
       CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)


                                     December   September   September
                                      31, 2004  30, 2004    30, 2005
                                     --------- ----------- -----------
ASSETS                                         (unaudited) (unaudited)

Cash and cash equivalents            $257,096    $337,830    $205,050
Investments                           381,689     340,928     481,725
Receivables                            46,571      51,369      42,129
Other assets                           13,616      14,196      12,395
                                      --------    --------    --------

     Total assets                    $698,972    $744,323    $741,299
                                      ========    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Compensation payable                 $ 27,645    $ 33,871    $ 41,388
Dividends payable                      17,302           -           -
Income taxes payable                    8,526       5,608       6,580
Accrued expenses and other
 liabilities                           22,142      20,504      22,684
                                      --------    --------    --------
     Total operating liabilities       75,615      59,983      70,652
5.5% Senior notes (due May 15, 2013)  100,000     100,000     100,000
5% Convertible note (conversion
 price, $52 per share; note due
 August 14, 2011)                     100,000     100,000      50,000
5.22% Senior notes (due February 17,
 2007)                                      -           -      82,308
Mandatory convertible securities
 (purchase contract settlement date,
 February 17, 2005; notes due
 February 17, 2007)                    82,308      82,308           -
                                      --------    --------    --------
     Total liabilities                357,923     342,291     302,960

Minority interest                       6,171       5,916       5,981

Stockholders' equity                  334,878     396,116     432,358
                                      --------    --------    --------

Total liabilities and stockholders'
 equity                              $698,972    $744,323    $741,299
                                      ========    ========    ========

    CONTACT: GAMCO Investors, Inc.
             Douglas R. Jamieson, 914-921-5020
             or
             Michael R. Anastasio, 914-921-5147